Exhibit 5.1

November 19, 2021

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

Ladies and Gentlemen:

As Senior Vice President, General Counsel and Secretary of Leggett & Platt, Incorporated (the “Company”), I have acted on its behalf in connection with the registration of $500,000,000 aggregate principal amount of the Company’s 3.50% Senior Notes due 2051 (the “Notes”) under the Securities Act of 1933, as amended (the “Act”). The Notes are a series of Debt Securities being issued pursuant to a Senior Indenture (the “Indenture”) between the Company and U.S. Bank National Association, as successor trustee, dated as of May 6, 2005. The Company proposes to offer and sell the Notes to the public in accordance with the terms and conditions of an Underwriting Agreement dated November 16, 2021 among the Company, J.P. Morgan Securities LLC, MUFG Securities Americas Inc., and U.S. Bancorp Investments, Inc. as Representatives for the several underwriters named therein (the “Agreement”), which has been filed with the Securities and Exchange Commission as an exhibit to the Current Report on Form 8-K filed November 19, 2021.

In connection herewith, I have reviewed and am familiar with the Agreement, the Registration Statement on Form S-3 (No. 333-256535), filed May 27, 2021 with the Securities and Exchange Commission which became effective upon filing (the “Registration Statement”), and the forms of prospectus supplement and prospectus included or incorporated by reference therein (collectively, the “Prospectus”), which Registration Statement and Prospectus relate to the offer and sale of the Notes. I have also examined such documents, including resolutions of the Board of Directors of the Company dated August 11, 2021, and have made such other investigations and reviewed such questions of law as I have considered necessary or appropriate for the purposes of the opinion set forth below. In my examination of the foregoing, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinions, I have relied upon certificates or statements of officers and other representatives of the Company and of public officials and authorities. I have assumed without investigation that any certificates or statements on which I have relied that were given or dated earlier than the date of this opinion letter continued to remain accurate, insofar as relevant to such opinion, from such earlier date through and including the date of this letter.

Capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.

Based on the foregoing, I am of the opinion that the Notes have been duly authorized by all requisite corporate action and, when executed and authenticated as specified in the Indenture and delivered against payment therefore in the manner deemed to be described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

The opinion set forth above is subject to the following qualifications and exceptions:

(a) The opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally.

(b) The opinion is subject to the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding at law or in equity).

c) Excepted from the opinion set forth above are (i) the enforceability of any provision in any document purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of the same) or other benefits that cannot be waived under applicable law, (G) govern choice of law or conflict of laws, or (H) provide for or grant a power of attorney; or (ii) the enforceability of (A) any rights to indemnification or contribution provided for in any document which are violative of public policy underlying any law, rule or regulation (including any Federal, foreign or state securities law, rule or regulation) or the legality of such rights, or (B) provisions in any document whose terms are left open for later resolution by the parties.

My opinions expressed above are limited to the laws of the States of Missouri and New York and the federal laws of the United States of America.

I hereby consent to the use of my name in the Registration Statement and in the related prospectus, and in any supplement to such prospectus, and to the use of this Opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

LEGGETT & PLATT, INCORPORATED

/s/ Scott S. Douglas
Scott S. Douglas
Senior Vice President, General Counsel and Secretary